Exhibit 99.1

For More Information Contact:

Media:                                         Investors:
Ingram Micro Inc.                              Ingram Micro Inc.
Jennifer Baier  (714) 382-2692                 Ria Marie Carlson (714) 382-4400
Jennifer.baier@ingrammicro.com                 ria.carlson@ingrammicro.com
Jayne Merritt (714) 382-2037                   Lisa Mueller (714) 382-2012
Jayne.merritt@ingrammicro.com                  Lisa.Mueller@ingrammicro.com


Note: Presentation slides, found at www.ingrammicro.com/corp, will accompany the company's conference call today at 5 p.m. EDT (2 p.m. PDT).


                              INGRAM MICRO REPORTS
                           FIRST QUARTER 2003 RESULTS

     SANTA ANA, Calif., April 29, 2003 -- Ingram Micro Inc. (NYSE: IM), the world's largest wholesale provider of technology products and supply chain management services, today announced financial results for the first quarter of fiscal year 2003 (ended March 29, 2003).

     Sales for the quarter were $5.47 billion, a decline of 2.5 percent versus sales of $5.62 billion in the year-ago quarter.

     First-quarter net income based on generally accepted accounting principles
(GAAP) was $10.1 million or $0.07 per diluted share. This compares to a GAAP net loss of $265.4 million in the first quarter of 2002, which was primarily attributable to the company's adoption of a new accounting standard, Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). Before the cumulative effect of the adoption of this new accounting standard, net income for the first quarter of 2002 was $15.5 million or $0.10 per diluted share.

     On a non-GAAP basis, net income excluding major-program costs increased 72 percent over the prior year to $23.2 million or $0.15 per diluted share. Major-program costs of $20.2 million ($13.1 million net of tax) were primarily related to the company's profit-enhancement program announced on Sept. 18, 2002. In the year-ago quarter, net income excluding special items was $13.5 million or $0.09 per diluted share, which excluded reorganization costs of $3.4 million ($2.1 million net of tax) and gains on the sale of securities totaling $6.5 million ($4.1 million net of tax).

     "We continue to navigate this tough demand environment with skill and leadership," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "The flexibility of our operating model is evident. Despite slightly lower sales compared to last year, we've made substantial improvements in our earnings and operating income excluding major-program costs. We delivered sales and earnings excluding major-program costs within the range of guidance we issued in February."

Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements attached to this news release. Details on major-program costs and special items are also explained later in this release.

     Regional Sales

     o North American sales were 50 percent of the worldwide total or $2.75 billion, a decline of 11.6 percent versus the year-ago quarter and
          6.9 percent sequentially.

     o European sales were approximately 35 percent of the total or $1.93 billion, a 9.6 percent increase versus a year ago (but approximately a nine percent decrease in local currencies) and a decrease of 7.0 percent sequentially.

     o Sales in the Other International regions (Latin America and Asia-Pacific) were 15 percent of the total or $790 million, an increase of 6.8 percent versus a year ago and a 7.7 percent decline sequentially.

     Gross Margin

     o    On a GAAP basis, the gross margin was flat with the prior year at
          5.41 percent.

     o Gross margin excluding major-program costs was 5.42 percent, a one basis point improvement over the first quarter a year ago.

     Operating Expenses

     o On a GAAP basis, total operating expenses were $269.1 million or 4.92 percent of revenues versus $272.8 million or 4.86 percent of revenues in the year-ago quarter. Operating expenses on a GAAP basis were significantly impacted by the major-program costs associated with the company's profit-enhancement program.

     o Operating expenses excluding major-program costs were $249.4 million or 4.56 percent of revenues, a reduction of 7.4 percent or 24 basis points versus operating expenses excluding reorganization costs of $269.4 million or 4.80 percent of revenues posted in the year-ago quarter.

     Operating Income - Worldwide

     o On a GAAP basis, income from operations was $27.1 million or 0.49 percent of revenues compared to $30.8 million or 0.55 percent of revenues in the year-ago quarter.

     o Income from operations excluding major-program costs increased 38 percent or 25 basis points to $47.3 million or 0.86 percent of revenues from income from operations excluding reorganization costs of $34.2 million or 0.61 percent of revenues a year ago.

     Operating Income - North America

     o On a GAAP basis, income from operations was $14.9 million or 0.54 percent of revenues versus $23.3 million or 0.75 percent of revenues in the year-ago quarter.

     o    Operating income excluding major-program costs was $26.8 million or
          0.97 percent of revenues, 10 percent and 19 basis points higher than operating income excluding reorganization costs of $24.3 million or
          0.78 percent of revenues in the year-ago quarter.

     Operating Income - Europe

     o On a GAAP basis, income from operations was $11.4 million or 0.59 percent of revenues versus $12.7 million or 0.72 percent of revenues in the year-ago quarter.

     o Operating income excluding major-program costs increased 39.2 percent or 21 basis points to $19.5 million or 1.01 percent of revenues from operating income excluding reorganization costs of $14.0 million or
          0.80 percent of revenues in the year-ago quarter.

     Operating Income - Other International (Latin America and Asia-Pacific)

     o On a GAAP basis, income from operations was $805,000 or 0.10 percent of revenues versus an operating loss of $5.2 million in the year-ago quarter.

     o Operating income excluding major-program costs was $977,000 or 0.12 percent of revenues, compared with an operating loss excluding reorganization costs of $4.1 million a year ago.

     Depreciation and Capital Expenditures

     o Total depreciation (including accelerated depreciation of $5.1 million, a component of our major-program costs) was $23.0 million.

     o    Capital expenditures were approximately $11.5 million.

     Balance Sheet Items

     o Inventory was $1.49 billion, 1 percent lower than a year ago. Inventory turns and days on hand, at 14 and 26 respectively, were stable sequentially and versus last year.

     o Total debt on a GAAP basis was $429 million or 21 percent of capitalization, compared to debt of $348 million or 18 percent of capitalization at the end of last year's first quarter. Including the $72 million associated with the company's off-balance sheet accounts receivable financing programs, total debt on a non-GAAP basis was $501 million, relatively flat with a year ago, with a debt-to-capitalization ratio of 23 percent versus 24 percent a year ago.

     "Our profit-enhancement efforts are driving our financial improvements," said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. "The geographic consolidations implemented last year, along with a strong focus on gross margins, contributed to Europe's 39 percent increase in operating income excluding major-program costs. In North America, the initiatives we implemented over the last few months helped us cut the worldwide expense ratio by 24 basis points (excluding major-program costs) in a soft-demand environment. In our Other International regions, we downsized several of our unprofitable Latin American operations, while Asia-Pacific benefited from our earlier infrastructure investments and experienced strong top-line growth."

Detail on Major-Program Costs and Special Items

     Major-program costs for the first quarter totaled $20.2 million before taxes, of which $19.7 million were recorded as operating expenses, including:
1) reorganization costs of $11.9 million primarily for facility consolidations and workforce reductions throughout the world; and 2) $7.8 million of period costs primarily comprised of accelerated depreciation of fixed assets and asset write-offs associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs. In addition, $0.5 million in inventory and losses related to the exit of certain markets were recorded as cost of sales.

     Approximately $11.9 million of these costs were directly associated with the profit-enhancement program announced on Sept. 18, 2002. At that time, the company indicated that additional costs in connection with new opportunities may be incurred. In the first quarter, the company incurred an additional $8.3 million primarily in connection with further consolidation of the Nordic areas of Europe, which were not part of the original profit-enhancement program.

These actions will lead to additional operating income improvements for the European region toward the end of this year.

     For comparison purposes, reorganization costs in the first quarter of 2002 were $3.4 million before taxes, primarily related to facility consolidations and workforce reductions. Additionally in the year-ago quarter, the company posted a $6.5 million (pre-tax) gain on the sale of securities and recorded a one-time, non-cash charge of $280.9 million, net of income taxes, for the cumulative effect of the adoption of a new accounting standard (SFAS 142).

     Financial results excluding these costs and items, as well as those including off-balance sheet debt, are considered non-GAAP and are presented as supplemental information to enhance the public's understanding of, and highlight trends in, the company's financial results excluding reorganization costs, major-program costs and special items, as well as other financial metrics such as accounts receivables, days of sales outstanding and total borrowings including off-balance sheet debt. Ingram Micro's management utilizes these non-GAAP financial measures, along with primary GAAP measures, in analyzing and measuring the performance of the company's core operations.

Outlook for the Second Quarter

     The following statements are based on the company's current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company's forecast for the second quarter ending June 28, 2003, sales are expected to range from $4.9 billion to $5.1 billion, with net income excluding any major-program costs and other special items ranging from $14 million to $19 million, or $0.09 to $0.12 per diluted share.

     "Our outlook for the second quarter is influenced by softer demand in North America," said Madden. "Within this environment, we intend to maintain our gross-margin achievements through intelligent, strategic pricing decisions and strong management of vendor programs. Our operations in Europe and the Other International regions are not experiencing similar market dynamics."

     The company's net results, required to be reported based on GAAP, will likely differ significantly from this forecast because of major-program costs related to the profit-enhancement program, announced on Sept. 18, 2002, or other actions that may be implemented. The company's major-program costs, and therefore GAAP earnings, in any one quarter cannot be reasonably estimated.

     "As the industry leader, we must ensure that IT distribution is appropriately recognized for the value it brings to the supply chain," said Foster. "We have a heritage of doing what is right for our company and our industry, including taking a leadership role in lifting gross margins three years ago. At the same time, we are diligent in generating opportunities for profitable growth and pursuing avenues that will secure our future."

Conference Call and Webcast

     Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call, visit the company's Web site at www.ingrammicro.com/corp (Investor Relations section) or call (888) 455-0750 (toll-free within the United States and Canada) or (630) 395-0024 (other countries) and mention "Ingram Micro." The accompanying presentation slides also will be available at www.ingrammicro.com/corp (Investor Relations section).

     The replay of the conference call and presentation slides will be available for one week at www.ingrammicro.com/corp (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) the company's failure to achieve the objectives of its profit enhancement program as announced in September 2002 or other process or organizational changes, in whole or in part, or delays in implementing components of the program; (2) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (4) failure of information systems and/or failure to successfully transition certain components of the company's IT infrastructure to its third-party provider could result in significant disruption to business or additional cost, or may not generate the intended level of cost savings; (5) disruptions in business operations due to reorganization activities; (6) the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (7) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities in Asia-Pacific, Canada and other regions as a result of Severe Acute Respiratory Syndrome (SARS); (10) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (11) dependence on key individuals and inability to retain personnel; (12) reductions in credit ratings and/or unavailability of adequate capital; (13) interest rate and foreign currency fluctuations; (14) adverse impact of governmental controls and actions or political or economic instability could adversely affect foreign operations;
(15) failure to attract new sources of business from expansion of products or services or entry into new markets; (16) inability to manage future adverse industry trends; (17) difficulties and risks associated with integrating operations and personnel in acquisitions; (18) future periodic assessments required by current or new accounting standards may result in additional charges; and (19) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended December 28, 2002; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.


About Ingram Micro Inc.

     As the world's leading wholesale provider of technology products and supply chain management services, Ingram Micro is the best way to get technology from the people who make it to the people who use it. Visit www.ingrammicro.com/corp.

                                     # # #

                                     03-17
(C)2003 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

                               Ingram Micro Inc.
                           Consolidated Balance Sheet
                               (Dollars in 000s)
                                  (Unaudited)

                                                                March 29,         December 28,
                                                                  2003                2002
                                                              --------------------------------
ASSETS
  Current Assets:
    Cash                                                      $    295,025        $    387,513
    Accounts receivable, including retained
      interest in securitized receivables, net                   2,096,764           2,354,906
    Inventories                                                  1,488,238           1,564,065
    Other current assets                                           277,117             293,902
                                                              --------------------------------
      Total current assets                                       4,157,144           4,600,386

  Property and equipment, net                                      238,832             250,244
  Goodwill                                                         238,903             233,922
  Other                                                             54,035              59,802
                                                              --------------------------------
    Total assets                                              $  4,688,914        $  5,144,354
                                                              ================================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                                          $  2,241,961        $  2,623,188
    Accrued expenses                                               262,895             438,787
    Current maturities of long-term debt                           192,484             124,894
                                                              --------------------------------
      Total current liabilities                                  2,697,340           3,186,869

  Long-term debt, less current maturities                          236,588             241,052
  Deferred income taxes and other liabilities                       96,699              80,444
                                                              --------------------------------
      Total liabilities                                          3,030,627           3,508,365

  Stockholders' equity                                           1,658,287           1,635,989
                                                              --------------------------------
    Total liabilities and stockholders' equity                $  4,688,914        $  5,144,354
                                                              ================================

                               Ingram Micro Inc.
                        Consolidated Statement of Income
                    (Dollars in 000s, except per share data)
                                  (Unaudited)

                                                           Thirteen Weeks Ended March 29, 2003
                                            ---------------------------------------------------------------
                                                                       Impact of
                                                                     Reorganization
                                                                     Costs and Other           Non-GAAP
                                               As Reported            Major-Program            Financial
                                                Under GAAP              Costs (a)               Measure
                                            ---------------------------------------------------------------
Net sales                                   $     5,474,214         $           -           $     5,474,214

Costs of sales                                    5,177,982                    (443)              5,177,539
                                            ---------------------------------------------------------------
Gross profit                                        296,232                     443                 296,675
                                            ---------------------------------------------------------------
Operating expenses:
   Selling, general and
     administrative                                 257,202                  (7,780)                249,422
   Reorganization costs                              11,939                 (11,939)                    -
                                            ---------------------------------------------------------------
                                                    269,141                 (19,719)                249,422
                                            ---------------------------------------------------------------
Income from operations                               27,091                  20,162                  47,253

Interest and other                                   11,602                     -                    11,602
                                            ---------------------------------------------------------------
Income before income taxes                           15,489                  20,162                  35,651

Provision for income taxes                            5,421                   7,057                  12,478
                                            ---------------------------------------------------------------
Net income                                  $        10,068         $        13,105         $        23,173
                                            ===============================================================
Diluted earnings per share:
   Net income                               $          0.07         $          0.08         $          0.15

Diluted weighted average
   shares outstanding                           151,217,211             151,217,211             151,217,211
                                            ===============================================================

                                                           Thirteen Weeks Ended March 30, 2002
                                            ---------------------------------------------------------------
                                                                       Impact of
                                                                     Reorganization
                                                                     Costs and Other           Non-GAAP
                                               As Reported            Major-Program            Financial
                                                Under GAAP              Costs (a)               Measure
                                            ---------------------------------------------------------------
Net sales                                   $     5,616,551         $           -           $     5,616,551

Costs of sales                                    5,312,884                     -                 5,312,884
                                            ---------------------------------------------------------------
Gross profit                                        303,667                     -                   303,667
                                            ---------------------------------------------------------------
Operating expenses:
   Selling, general and
     administrative                                 269,419                     -                   269,419
   Reorganization costs                               3,410                  (3,410)                    -
                                            ---------------------------------------------------------------
                                                    272,829                  (3,410)                269,419
                                            ---------------------------------------------------------------
Income from operations                               30,838                   3,410                  34,248

Interest and other                                    6,303                   6,535                  12,838
                                            ---------------------------------------------------------------
Income before income taxes
   and cumulative effect of
   adoption of a new
   accounting standard                               24,535                  (3,125)                 21,410

Provision for income taxes                            9,078                  (1,156)                  7,922
                                            ---------------------------------------------------------------
Income before cumulative
   effect of adoption of a
   new accounting standard                           15,457                  (1,969)                 13,488

Cumulative effect of
   adoption of a new
   accounting standard,
   net of income taxes                             (280,861)                280,861                     -
                                            ---------------------------------------------------------------

Net income (loss)                           $      (265,404)        $       278,892         $        13,488
                                            ===============================================================
Diluted earnings (loss)
   per share:
   Income before cumulative
     effect of adoption of a
     new accounting standard                $          0.10         $         (0.01)        $          0.09
   Cumulative effect of
     adoption of a new
     accounting standard                              (1.84)                   1.84                     -
                                            ---------------------------------------------------------------
   Net income (loss)                        $         (1.74)        $          1.83         $          0.09
                                            ===============================================================

Diluted weighted average
   shares outstanding                           152,689,927             152,689,927             152,689,927
                                            ===============================================================

(a) Major-program costs in 2003 include reorganization costs of $11,939 for workforce reductions throughout the world and facility consolidations in Europe; $7,780 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs; and $443 recorded as cost of sales, comprised of incremental inventory losses caused by the exit of certain markets.

(b) Reorganization costs of $3,410 in 2002 included costs for workforce reductions throughout the world and facility consolidations in Europe and Other International.

                               Ingram Micro Inc.
                      Consolidated Income From Operations
                               (Dollars in 000s)
                                  (Unaudited)

                                              Thirteen Weeks Ended March 29, 2003
                           -----------------------------------------------------------------
                                                        Impact of
                                                     Reorganization
                                                     Costs and Other             Non-GAAP
                               As Reported            Major-Program             Financial
                               Under GAAP                 Costs                  Measure
                           -----------------------------------------------------------------
North America                 $      14,851          $      11,908            $      26,759
Europe                               11,435                  8,082                   19,517
Other International                     805                    172                      977
                           -----------------------------------------------------------------
                              $      27,091          $      20,162            $      47,253
                           =================================================================

                                              Thirteen Weeks Ended March 29, 2003
                           -----------------------------------------------------------------
                                                        Impact of
                                                     Reorganization
                                                     Costs and Other             Non-GAAP
                               As Reported            Major-Program             Financial
                               Under GAAP                 Costs                  Measure
                           -----------------------------------------------------------------
North America                 $      23,342          $         996            $      24,338
Europe                               12,742                  1,262                   14,004
Other International                  (5,246)                 1,152                   (4,094)
                           -----------------------------------------------------------------
                              $      30,838          $       3,410            $      34,248
                           =================================================================